Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-74187; 333-74187-01

$200,000,000

Deferred Compensation Obligations
of
SAI DEFERRED COMPENSATION HOLDINGS, INC.
unconditionally
guaranteed as to payment by

AMERICAN INTERNATIONAL GROUP, INC.

Under the Amended and Restated Registered Representative’s Deferred Compensation Plan, you may defer receipt of all or a portion of your commissions and other advisory fees. While deferred, these commissions and fees are treated as if they were invested in the valuation funds selected by you. However, you have no direct interest in any of these valuation funds.

SAI Deferred Compensation Holdings, Inc. (“SAI Holdings”) is obligated to repay your deferred compensation in accordance with the plan, and American International Group, Inc. (“AIG”) has fully and unconditionally guaranteed SAI Holding’s payment obligation. The obligations of SAI Holdings and AIG under the plan and the guarantee, respectively, are not secured and represent general obligations of SAI Holdings and AIG.

Neither SAI Holdings nor AIG will receive any proceeds from the issuance of the deferred compensation obligations or the guarantee.

See “Risk Factors” on page 2 for certain information that you should consider before participating in the plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2007.

You should rely only on the information contained in this prospectus or any prospectus supplement or information contained in documents which you are referred to by this prospectus or any prospectus supplement. Neither SAI Holdings nor AIG has authorized anyone to provide you with information different from that contained in this prospectus. SAI Holdings and AIG are offering to sell the deferred compensation obligations and the related guarantee only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the deferred compensation obligations.

AIG

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York New York 10270, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

SAI Holdings is a wholly-owned subsidiary of AIG. In light of the full and unconditional guarantee of AIG of the deferred compensation obligations, no information concerning SAI Holdings has been provided in this prospectus. SAI Holding’s principal executive offices are located at 70 Pine Street, New York, New York 10270, telephone 212-770-7000.

RISK FACTORS

A decision to participate in the Amended and Restated Registered Representatives’ Deferred Compensation Plan (referred to as the plan) involves certain risks. You should carefully consider the following information, as well as the other information included or incorporated by reference in this prospectus, in considering whether to participate in the plan.

(1)	The valuation funds selected by you may go down in value, and you could lose your deferred compensation.

The value of your deferred compensation is indexed to the performance of the valuation funds selected by you. The valuation funds may go up or down in value, and the value of your deferred compensation will correspondingly increase or decrease. As a result, you may lose your entire investment in the plan.

Although you may decrease your deferred election to zero, this will not eliminate your market risk with respect to amounts previously deferred. Accordingly, the amount of compensation that you have already deferred will continue to increase or decrease corresponding to your valuation fund selections until your accounts are paid out in full.

Your accounts may not be paid out for an extended period of time, as described under “Description of Deferred Compensation Obligations — Payment of Earnings.” Other than with respect to interest on compensation deferred prior to January 1, 2008, the plan does not guarantee a minimum rate of return. For a description of interest paid on your deferred earnings, see “Description of Deferred Compensation Obligations — Interest.”

(2)	Neither SAI Holdings nor AIG will recommend any valuation funds; you may choose a fund that is not suitable for you.

You may index your deferred compensation to a number of valuation funds as described under “Description of Deferred Compensation Obligations — The Deferred Earnings.” Neither AIG nor SAI Holdings makes any recommendation as to which valuation funds you should select or how much deferred compensation you should index to any particular valuation fund. You must do your own analysis of the risks and benefits of selecting a particular valuation fund. You also must determine which valuation funds are a suitable investment for you based on your investment and other objectives. You are encouraged to carefully review the prospectus relating to each valuation fund that you select. You may select a valuation fund that is inappropriate for your investment objectives and you may lose, or not maximize the return on, your deferred compensation.

(3)	You do not own the valuation funds which you have selected; receiving a payout of deferred compensation depends on whether AIG or SAI Holdings has the funds to pay you.

Your deferred compensation is indexed to the value of the valuation funds selected by you. Your deferred compensation is not invested in the funds by SAI Holdings or AIG on your behalf. Your sole recourse for repayment under the plan is to SAI Holdings, as the issuer of the plan, and AIG, as the guarantor. Your ability to receive your deferred compensation depends entirely on whether SAI Holdings or AIG has the funds to pay you on the designated payment date.

(4)	SAI Holdings or AIG could engage in hedging transactions that adversely affect the value of the underlying valuation funds.

The plan does not require either AIG or SAI Holdings to hedge its exposure under the plan by purchasing interests in the valuation funds. However, AIG and SAI Holdings each may hedge its exposure under the plan through purchasing or selling interests in the underlying valuation funds, or purchasing or selling derivative or other instruments relating to the funds. You do not have any interest in the profits or losses arising from these hedging activities, and AIG or SAI Holdings may profit from these activities while the value of your deferred compensation may decline. These activities may adversely affect the value of the underlying valuation funds.

(5)	Your ability to change your elections with respect to the percentage of your advisory fees and commissions deferred and the time and manner when your deferred amounts are paid is limited.

While you may elect to file a new deferred compensation agreement to change the percentage of your earnings to be deferred, such election becomes effective only on January 1 of the calendar year following the date on which you properly file your election. Further, you may not change the time or form of payment of amounts already deferred. If you want to change the date that amounts deferred under the plan will be paid to you, you may do so, but this change will apply only prospectively to amounts deferred in subsequent calendar years. As a result, any deferred compensation agreement filed after January 1 of a plan year will not be effective until January 1 of the next plan year and will apply only to amounts deferred in those subsequent calendar years.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, all of which are incorporated by reference into this prospectus as described under “Where You Can Find More Information.”

Nine Months Ended		Year Ended
September 30,		December 31,
2007	2006	2006	2005	2004	2003	2002

3.09	3.56	3.37	3.01	3.42	3.03	2.55

Earnings represent:

•	Income from operations before income taxes, adjustments for minority interest, cumulative effect of accounting changes, less income/loss from equity investees plus

•	Fixed charges other than capitalized interest

•	Amortization of capitalized interest

•	The distributed income of equity investees

less

•	The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

Fixed charges include:

•	Interest, whether expensed or capitalized

•	Amortization of debt issuance costs

•	One-third of rental expense. Our management believes this is representative of the interest factor.

As of the date of this prospectus, we have no preferred stock outstanding.

DESCRIPTION OF DEFERRED COMPENSATION OBLIGATIONS

Purpose of Plan

In connection with the acquisition of SunAmerica Inc. by AIG, SAI Holdings has assumed SunAmerica’s obligations under the plan. AIG has guaranteed SAI Holding’s payment obligations.

The purpose of the plan is to:

•	Attract and retain individuals to become licensed with eligible broker/dealer subsidiaries of AIG to market the financial products offered for sale by those broker/dealer subsidiaries. The eligible broker/dealer subsidiaries are listed in the box below.

•	Assist in the representatives’ long range financial planning by offering an alternative for investing monthly commission and advisory fee payments on a tax-deferred basis.

Participation

Your enrollment in the plan is voluntary. You will be eligible to participate in the plan on the first day of any month after you have been licensed for three full months with any of the broker/dealer subsidiaries listed in the box below or any additional broker/dealer subsidiaries added to the plan by SAI Holdings. Earlier participation may be permitted by the President of the relevant broker/dealer subsidiary. Once you become eligible to participate, you will remain eligible to participate in the plan until it is amended or, in the case of any particular enrollment period (as defined below), until the occurrence of a termination event.

So long as you are eligible to participate in the plan, you may continue your participation in the plan after the occurrence of a termination event with respect to a particular enrollment period, such as the occurrence of a payment date under an optional distribution schedule. A new enrollment period will then begin. SAI Holdings will establish and maintain for you a separate and distinct account consisting of a fund account and an interest account for all enrollment periods prior to January 1, 2008, and consisting solely of a fund account for each enrollment period beginning on and after January 1, 2008 (each such account, an “enrollment period account”).

Eligible Broker/Dealer Subsidiaries of AIG

•	Advantage Capital Corporation

•	AIG Financial Advisors, Inc.

•	American General Securities, Inc.

•	FSC Securities Corporation

•	Royal Alliance Associates Inc.

The Deferred Earnings

Your deferral elections.  Under the plan, so long as you are eligible to participate in the plan, you will be offered an opportunity to enter into an agreement (a “deferred compensation agreement”) setting forth the percentage of the advisory fees and commissions (your “earnings”) to be paid to you on a deferred basis under the plan, the date payment will be made or begin, the method of payment (lump sum or installments), the beneficiary or beneficiaries who should receive payment upon your death and the valuation funds that will be used to measure the amount you will receive.

When you first become eligible to enroll, you will have 30 days in which to file your deferred compensation agreement and your deferrals will begin with respect to your earnings for the period beginning after the end of this 30 day period. Thereafter, all deferral elections will be made and apply on a calendar year basis (the “plan year”) and will only become effective on January of the calendar year following the date on which you properly file your election. An “enrollment period” means each plan year or portion thereof for which you are enrolled in the plan and have made an election pursuant to the plan to defer earnings for such plan year. An enrollment period and your enrollment may be terminated by a termination event, which, as described below under “— Payment of Earnings”, may include, among other things, the attainment of a payment date specified by you under an optional distribution schedule and when you cease to be eligible to participate in the plan.

You may elect to defer from 1% to 100% of your earnings. The percentage you elect to defer will apply to your earnings for each subsequent enrollment period until you file a new deferred compensation agreement or the enrollment period is terminated by a termination event.

•	If you want to change the percentage of your earnings to be deferred under the plan, a new deferred compensation agreement must be filed prior to January 1 of the plan year for which you want your earnings to be deferred or such earlier date determined by the management committee administering the plan (the “management committee”). Changes to the percentage of your earnings that you defer cannot be effective mid-year. They are effective only for the following plan year.

•	As described below under “— Payment of Earnings”, a termination event includes, among other things, the attainment of a payment date specified by you under an optional distribution schedule. If an enrollment period is terminated because of the attainment of such payment date, you must file a new deferred compensation agreement in order to defer earnings for the plan year in which the enrollment period is terminated and any subsequent enrollment period; otherwise, you will be deemed to have elected to defer no earnings unless and until you file a new deferred compensation agreement. Such new deferred compensation agreement must be filed prior to January 1 of the plan year for which you want to continue to defer earnings or such earlier date determined by the management committee.

•	A termination event for a reason other than the attainment of a payment date will generally mean you are ineligible to continue to participate in the plan. Therefore, you will not be able to continue deferring your earnings until you are again able to enroll in the plan and elect to do so.

Entering into a deferred compensation agreement is prospective and will not affect the terms relating to earnings already deferred in prior enrollment periods.

For example, assume that you elected to defer 20% of your earnings for an enrollment period that begins on January 1, 2008 and elect an optional distribution schedule for such enrollment period with a lump sum payment to be made on June 1, 2013. 20% of your earnings will be deferred each plan year until December 31, 2012 unless you decide to change that percentage before then. If you want to increase the percentage to 30% for 2010, you must file a new deferred compensation agreement on or before December 31, 2009 (or such earlier date as the management committee may determine). The value of all of the earnings that you have deferred for the associated enrollment period will be paid to you in a lump sum on June 1, 2013. However the payment date on June 1, 2013 would be considered a termination event so none of your earnings after December 31, 2012 will be deferred under the plan unless you file a new deferred compensation agreement prior to January 1, 2013 with a different optional distribution schedule.

You may also select the optional distribution schedule for payment of earnings deferred under the plan; however, as with any change in the percentage of your earnings that you want to defer, a selection of an optional distribution schedule can only be prospective. Accordingly, the selection of the optional distribution schedule must be duly filed prior to January 1 of the plan year in which it becomes effective (or such earlier date as the management committee may determine) and will apply only to earnings for those future years. In addition, once a selection for an optional distribution schedule is made, it is irrevocable.

Establishing the value of your deferred earnings.  If you participated in the plan before 2008 and still have unpaid amounts, the value of your earnings will be determined by two methods, one applicable to pre-2008 deferred earnings and the other applicable to earnings deferred on or after January 1, 2008.

•	All your earnings deferred for periods ending prior to January 1, 2008, will be combined into one “pre-2008 account” consisting of a fund account and an interest account. The fund account will be for the purpose of determining the value of your deferred earnings with respect to all your enrollment periods ending prior to January 1, 2008. The interest account will be for the purpose of keeping track of the interest earned on your deferred earnings with respect to all periods ending prior to January 1, 2008 and will not be tied to the value of the associated fund account.

•	For each enrollment period beginning on or after January 1, 2008, a separate fund account, but not an interest account, will be created.

Your deferred earnings will be credited to the relevant accounts (or account, as the case may be) within three business days of the date the earnings otherwise would have been paid to you.

Earnings in each fund account will be indexed to one or more investment options selected by you from a list of available valuation funds. You may elect to index each separate fund account against different valuation funds and in differing percentages; however, each valuation fund selected by you must be allocated a whole percentage of at least 5% of your deferred earnings in any account. The value of each of your fund accounts will be adjusted to reflect the investment experience of the valuation funds selected by you, and you will receive a statement of your accounts on a semi-annual basis. The investment experience of such fund account will reflect the change in net asset value of such valuation funds relative to their net asset value at the time earnings are deferred or that index is selected, as applicable. Each fund account will be adjusted for both positive and negative investment experience. Because the value of the fund account and therefore the deferred earnings will vary with the investment experience of the valuation funds selected by you, participation in the plan entails investment risk which will be borne solely by you. Neither AIG nor SAI Holdings makes any representation as to the investment performance of any valuation fund.

With respect to each fund account, you may change the valuation funds indexed to new earnings credited to such fund account or change the valuation funds used to measure the existing value of such fund account. Changes to the valuation funds indexed to new earnings credited to a fund account will generally be effective, on the same business day if made prior to the close of the relevant markets, and the next business day following such change if made after the close of the relevant markets or on a day when the relevant markets are not open for trading. Changes to valuation funds indexed to the existing value of a fund account will cease to reflect the investment experience of any valuation fund that is removed when the replacement valuation funds designated by such change become effective for the fund account. A replacement valuation fund may become effective on an aggregate or “grouped” basis for a number of fund accounts under the plan over a period of time and may not necessarily occur on the same day as, or the next business day following, the change. You may change the valuation funds used to measure the value of each of your fund accounts once per business day. The management committee may make modifications to the procedures described above from time to time.

SAI Holdings’ obligations to make payments under the plan will not be secured by any of SAI Holding’s property or assets. Accordingly, if you participate in the plan you will be one of SAI Holding’s unsecured creditors. SAI Holding’s obligation to make payments under the plan will rank equally with all other unsecured and unsubordinated indebtedness of SAI Holdings. Holders of secured obligations of SAI Holdings will, however, have claims that are prior to your claims under the plan with respect to the assets securing those other obligations.

The obligation of SAI Holdings to pay you the value of your accounts is not convertible into any other security of SAI Holdings or AIG. The plan does not contain any restriction on the business of SAI Holdings or AIG. Neither the plan nor the guarantee contains any provision limiting or preventing AIG from entering into a merger, consolidation or other business combination or effecting a restructuring.

Indexing of Fund Accounts Prior to January 1, 2008

Until December 31, 2007, you may choose one or more than one of the following retail mutual funds and investment portfolios as an index for each fund account holding your deferred earnings:

•	SunAmerica Money Market Fund

•	SunAmerica U.S. Government Securities Fund

•	SunAmerica Balanced Assets Fund

•	SunAmerica New Century Fund

•	Focused Growth Portfolio

•	SunAmerica Value Fund

•	SunAmerica International Equity Fund

•	Focused Large-Cap Growth Portfolio

•	Focused Growth and Income Portfolio

•	Focused Large-Cap Value Portfolio

•	Focused Small-Cap Value Portfolio

•	Focused Dividend Strategy Portfolio

•	SunAmerica Growth and Income Fund

•	SunAmerica Growth Opportunities Fund

•	Focused Technology Portfolio

•	Focused Value Portfolio

•	Focused Small Cap Growth Portfolio

•	Focused Equity Strategy Portfolio

•	Focused Multi-Asset Strategy Portfolio

•	SunAmerica Strategic Bond Fund

•	SunAmerica High Yield Bond Fund

•	AIG Series Trust, 2010 High Watermark Fund

•	AIG Series Trust, 2015 High Watermark Fund

•	AIG Series Trust, 2020 High Watermark Fund

•	The Credit Suisse Commodity Return Strategy Fund

•	The AIM Global Real Estate Fund

•	The Templeton Foreign Fund

Indexing of Fund Accounts During the Transition Period (January 1, 2008 - February 14, 2008)

New deferrals: For the period beginning on January 1, 2008 and ending on or about February 14, 2008 (the “transition period”), all earnings deferred under the plan during such transition period will be indexed against the Vanguard Prime Money Market Fund. Although we anticipate that we will complete certain operational changes in connection with the transition period by February 14, 2008, the actual transition period may extend past February 14, 2008.

Pre-2008 account balances: For the period beginning on January 5, 2008 through the end of the transition period, you will not be able to change the valuation funds to which your pre-2008 fund account is indexed.

In addition, for a period of three days from January 22, 2008 until January 24, 2008, all or any portion of a pre-2008 fund account indexed to the SunAmerica Money Market Fund, AIG Series Trust, 2010 High Watermark Fund, AIG Series Trust, 2015 High Watermark Fund and the AIG Series Trust, 2020 High Watermark Fund, will neither increase nor decrease in value during such three day period. Beginning on January 25, 2008 such fund accounts will instead be indexed to alternate valuation funds as follows:

•	All or any portion of a pre-2008 fund account indexed to the SunAmerica Money Market Fund as of January 22, 2008, will, on January 25, 2008 be indexed to the Vanguard Prime Money Market Fund;

•	All or any portion of a pre-2008 fund account indexed to the AIG Series Trust, 2010 High Watermark Fund as of January 22, 2008, will on January 25, 2008, be indexed to the Vanguard Target Retirement 2010 Fund;

•	All or any portion of a pre-2008 fund account indexed to the AIG Series Trust, 2015 High Watermark Fund as of January 22, 2008, will on January 25, 2008, be indexed to the Vanguard Target Retirement 2015 Fund; and

•	All or any portion of a pre-2008 fund account indexed to the AIG Series Trust, 2020 High Watermark Fund as of January 22, 2008, will on January 25, 2008, be indexed to the Vanguard Target Retirement 2020 Fund.

Indexing of Fund Accounts After the Transition Period

Beginning on or about February 15, 2008 and thereafter, you may elect to index each of your fund accounts (including any amounts deferred during the Transition Period and any increases attributed to your account due to returns from the Vanguard Prime Money Market Fund during the Transition Period) against one or more of the retail mutual funds and investment portfolios listed above except that the following funds will no longer be available:

•	SunAmerica Money Market Fund,

•	AIG Series Trust, 2010 High Watermark Fund

•	AIG Series Trust, 2015 High Watermark Fund, and

•	AIG Series Trust, 2020 High Watermark Fund

Instead, you may choose one or more than one of the following additional retail mutual funds and investment portfolios to index your deferred earnings:

•	Vanguard Prime Money Market Fund

•	Vanguard Target Retirement 2010 Fund

•	Vanguard Target Retirement 2015 Fund

•	Vanguard Target Retirement 2020 Fund

Each valuation fund’s investment objective is stated below:

(1) The SunAmerica Money Market Fund seeks as high a level of current income as is consistent with liquidity and stability by investing primarily in high-quality money market instruments selected principally on the basis of quality and yield.

(2) The SunAmerica U.S. Government Securities Fund seeks high current income with relative safety of capital by active trading of U.S. government securities without regard to the maturities of such securities.

(3) The SunAmerica Balanced Assets Fund seeks to conserve principal and generate capital appreciation through active trading of equity securities that demonstrate the potential for capital appreciation issued by companies with market capitalizations of over $1.5 billion and partly in investment-grade fixed income securities.

(4) The SunAmerica New Century Fund seeks capital appreciation through active trading of equity securities that demonstrate the potential for capital appreciation, without regard to market capitalization.

(5) The Focused Growth Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by investing primarily in equity securities selected on the basis of “growth” criteria.

(6) The SunAmerica Value Fund seeks long-term growth of capital through active trading of equity securities issued by companies of any market capitalization, selected on the basis of value criteria.

(7) The SunAmerica International Equity Fund seeks capital appreciation through active trading of equity securities and other securities with equity characteristics of non-U.S. issuers located in a number of different countries other than the U.S. and selected without regard to market capitalization at the time of purchase.

(8) The Focused Large-Cap Growth Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities issued by large-cap companies, selected on the basis of “growth” criteria.

(9) The Focused Growth and Income Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital and current income by active trading of equity securities issued by large-cap companies, including those that offer the potential for a reasonable level of current income, selected to achieve a blend of growth companies, value companies and companies that the advisers believe have elements of growth and value.

(10) The Focused Large-Cap Value Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities issued by large-cap companies, selected on the basis of “value” criteria.

(11) The Focused Small-Cap Value Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities selected on the basis of “value” criteria, issued by small-cap companies.

(12) The Focused Dividend Strategy Portfolio seeks total return (including capital appreciation and current income) through a “buy and hold” strategy of thirty high dividend-yielding equity securities selected from the Dow Jones Industrial Average and the broader market.

(13) The SunAmerica Growth and Income Fund seeks capital appreciation and current income primarily through active trading of equity securities issued by companies of any size, that pay dividends, demonstrate the potential for capital appreciation and/or are believed to be undervalued in the market.

(14) The SunAmerica Growth Opportunities Fund seeks capital appreciation primarily through active trading of equity securities that demonstrate the potential for capital appreciation, issued generally by small-cap companies.

(15) The Focused Technology Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital through active trading of equity securities of companies that demonstrate the potential for long-term growth of capital and that the advisers believe will benefit significantly from technological advances or improvements, without regard to market capitalization.

(16) The Focused Value Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital through active trading of equity securities selected on the basis of value criteria, without regard to market capitalization.

(17) The Focused Small-Cap Growth Portfolio, a series of the SunAmerica Focused Series, Inc., seeks long-term growth of capital by active trading of equity securities issued by small-cap companies.

(18) The Focused Equity Strategy Portfolio, a series of the SunAmerica Focused Series, Inc., seeks growth of capital by employing a fund of funds investment strategy focusing on funds that invest primarily in equity securities.

(19) The Focused Multi-Asset Strategy Portfolio, a series of the SunAmerica Focused Series, Inc., is a fund of funds comprised of fixed income, international and domestic small, mid, large-cap growth as well as value funds.

(20) The SunAmerica Strategic Bond Fund seeks a high level of total return by active trading of a broad range of bonds, including both investment and non-investment grade bonds, U.S. government and agency obligations, mortgage-backed securities, and U.S. and foreign high-risk, high-yield bonds, in all cases without regard to the maturities.

(21) The SunAmerica High Yield Bond Fund seeks a high level of total return by active trading of below investment-grade U.S. and foreign junk bonds (rated below Baa by Moody’s and below BBB by S&P) without regard to the maturities of such securities.

(22) AIG Series Trust 2010 High Watermark Fund.

(23) AIG Series Trust 2015 High Watermark Fund.

(24) AIG Series Trust 2020 High Watermark Fund.

Each High Watermark Fund seeks capital appreciation to the extent consistent with preservation of capital investment gains in order to have a net asset value (“NAV”) on its respective “Protected Maturity Date” (August 31, 2010, 2015 or 2020, as the case may be) at least equal to the “Protected High Watermark Value,” which is the highest net asset value per share attained, (i) reduced by an amount that is proportionate to the sum of all dividends and distributions paid by the Fund subsequent to the time that the highest NAV was achieved, (ii) reduced by extraordinary expenses, if any, and (iii) increased by appreciation in share value to the extent such appreciation exceeds this adjusted share value subsequent to the last paid dividend or distribution. Each Fund seeks high total return as a secondary objective. Each Fund’s payment undertaking to pay the Protected High Watermark Value on the Protected Maturity Date is subject to certain conditions which are described more fully in the Fund’s prospectus.

(25) The Credit Suisse Commodity Return Strategy Fund seeks total return. The fund intends to invest at least 80% of assets in a combination of commodity linked derivative instruments and fixed income securities backing those instruments. It seeks to replicate the performance of the Dow Jones AIG Commodity Index.

(26) The AIM Global Real Estate Fund seeks high total return. The fund seeks to achieve this objective by investing in securities of real estate and real estate related companies both foreign and domestic.

(27) The Templeton Foreign Fund seeks long term capital growth. The fund invests primarily in the equity securities of companies located outside of the United States, including “emerging markets”. It normally invests at least 80% of net assets in foreign securities.

(28) The Vanguard Prime Money Market Fund invests in high-quality, short-term money market instruments, including certificates of deposit, banker’s acceptances, commercial paper, and other money market securities. To be considered high-quality, a security generally must be rated in one of the two highest credit-quality categories for short-term securities by at least two nationally recognized rating services (or by one, if only one rating service has rated the security). If unrated, the security must be determined by Vanguard to be of quality equivalent to those in the two highest credit-quality categories. The fund will invest more than 25% of its assets in securities issued by companies in the financial services industry. The fund will maintain a dollar-weighted average maturity of 90 days or less.

(29) The Vanguard Target Retirement 2010 Fund invests in Vanguard® mutual funds using an asset allocation strategy designed for investors planning to retire between 2008 and 2012. The fund’s asset allocation will become more conservative over time. Within seven years after 2010, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The underlying funds are: Vanguard Total Stock Market Index Fund, Vanguard Total Bond Market Index Fund, Vanguard European Stock Index Fund, Vanguard Pacific Stock Index Fund, Vanguard Emerging Markets Stock Index Fund and Vanguard Inflation-Protected Securities Fund.

(30) The Vanguard Target Retirement 2015 Fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than one year.

(31) The Vanguard Target Retirement 2020 Fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than one year.

SAI Holdings reserves the right to terminate the availability of any valuation fund and add additional valuation funds at any time.

You do not have any right, title or interest in or to any funds in the accounts.

Interest

Deferred earnings contributed prior to January 1, 2008 will bear interest at a rate of 2.75% per annum. SAI Holdings reserves the right to change the interest rate from time to time. Interest will accrue on deferred earnings contributed with respect to the period ending prior to January 1, 2008, not on the value of your fund account. Interest will be calculated on the basis of a year of twelve-30 day months.

The amounts payable under your interest account may be subtracted from the amounts payable under your fund account as discussed below under “— Payment of Earnings.”

Payment of Earnings

You may select an optional distribution schedule for a particular enrollment period no later than the date that the deferred compensation agreement must be filed for that enrollment period. Once selected, an optional distribution schedule is irrevocable. Distributions with respect to any enrollment period will be paid in a lump sum unless you select another form of payout on your optional distribution schedule. You may select the following forms of payout under an optional distribution schedule:

(a) Annual installments over a period of ten (10) years;

(b) Annual installments over a period of five (5) years;

(c) Annual installments over a period of three (3) years (but only if elected with respect to Enrollment Periods ending prior to January 1, 2008); or

(d) A lump sum.

Your accounts with respect to each enrollment period are not subject to redemption, in whole or in part, prior to the payment date selected by you under an optional distribution schedule with respect to such enrollment period, except upon the occurrence of any of the following:

•	Your separation from service

•	Your death

•	Your disability

Each of the above along with the attainment of the payment date selected by you under an optional distribution schedule with respect to such enrollment period shall be considered a “termination event” for that enrollment period. If you do not select a date under an optional distribution schedule, your separation from service, death or disability will be considered a termination event for that enrollment period.

For purposes of the plan, “separation from service” means a termination of your relationship with an eligible broker-dealer for any reason (other than death) and a cessation of all services for that broker-dealer and all entities within AIG’s controlled group (as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)); and “disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a period of not less than 12 months during which you qualify for income replacement benefits under AIG’s or the broker-dealer subsidiary’s long-term disability plan for at least 3 months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

In the case of a payment of deferred benefit that arises on death or disability, all payments must be made in a lump sum and no optional distribution schedule is available. You may designate a beneficiary to receive distributions from your accounts in the event of your death.

If your distribution with respect to an enrollment period account is payable in installments, the amount to be paid in each installment will be the value of the enrollment period account as of the valuation date for that account multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. The initial installment payment will be made within 90 days of the termination event. The second annual installment payment will be made in the calendar year following the initial installment payment, but no later than January 31, and all subsequent annual installment payments will be made by January 31 of each calendar year thereafter until the deferred benefit with respect to that enrollment period has been fully paid.

If your distribution with respect to an enrollment period is payable in a lump sum, payment will be made within 90 days of the termination event based on the valuation date for that account. As used in this section, the valuation date means a date on which the relevant U.S. financial markets are open and an account is required to be valued, and will be a date that is within 14 days of the payment date.

If you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, upon a separation from service you will not receive any payments before a date that is six months following the date of your separation from service or your earlier death.

The amount to be paid under the plan on any payment date with respect to enrollment periods beginning on or after January 1, 2008 will equal the amount in your fund account with respect to such enrollment period relating to the payment.

The amount to be paid under the plan on any payment date with respect to the pre-2008 account will equal the sum of:

•	The amount in your fund account with respect to such enrollment periods relating to the payment plus

•	The amount in your interest account with respect to such enrollment periods relating to the payment less

•	An amount equal to any appreciation in your fund account with respect to such enrollment period, up to the amount of interest accrued in your interest account with respect to the enrollment period relating to the payment, but no more than the amount of the appreciation.

The basic effect of this equation is to ensure a minimum rate of return on any deferred earnings contributed after January 1, 1999 and prior to January 1, 2008. If the value of your pre-2008 fund account has not appreciated, then AIG or SAI Holdings will supply the funds for your minimum return represented by the amount in the interest account with respect to enrollment periods represented by the pre-2008 fund account. If your pre-2008 fund account has appreciated, then you will only receive that appreciation which exceeds the minimum return.

Special Optional Distribution Schedule on Compensation Deferred Prior to January 1, 2008.

You may select a special optional distribution schedule for your pre-2008 account which may include as an option a December 2008 lump sum payment. This special optional distribution schedule may be selected only if distributions had not commenced before 2008 and you file such election prior to January 1, 2008. If you have received installment distributions prior to January 1, 2008, the installment payments previously elected under the terms of the plan prior to January 1, 2008, will continue to govern. If you have separated from service but not yet commenced distributions prior to January 1, 2008, the specified payment date and form of payment previously elected under the terms of the plan that were applicable prior to January 1, 2008 will continue to govern unless you elect, prior to January 1, 2008, a December 2008 lump sum payment. If you do not select an optional distribution schedule for all amounts deferred prior to January 1, 2008, such amounts will be paid in a lump sum following your separation from service, death or disability.

Financial Hardship Distribution.

In the event of an unforeseeable emergency, you may apply for a hardship withdrawal. The application will be reviewed by the management committee. If such application for hardship withdrawal is approved, SAI Holdings will pay you an amount that is reasonably necessary to meet the hardship needs, including provision for taxes on the emergency distribution, in an amount not to exceed your total deferred benefits. Such withdrawals may be made with respect to one or more accounts at the sole discretion of the management committee.

Hardship withdrawals require that you, your beneficiary or a dependent have an immediate and heavy unanticipated financial emergency and that the withdrawal be necessary to meet such emergency need consistent with Section 409A of the Internal Revenue Code. Such hardship must be beyond your control or the control of your beneficiary or dependent, who must not be able to meet such needs by other financial resources available. If you take a hardship withdrawal, you may not defer any earnings under the plan for a period of one year from the date of the withdrawal. In order to commence deferring earnings again after the one-year period, you must re-submit a deferred compensation agreement within the required time period.

Assignment.

You may not sell, transfer, assign, pledge or encumber your interest in the plan, except by the laws of descent and distribution, but you may assign your interest in the plan to a revocable living trust set up by you. In general, a revocable living trust is a trust created by an individual in the individual’s lifetime to hold some or all of the individual’s assets. The trust may be revoked by the individual at any time. If the trust is not revoked, it controls the disposition of the trust assets at the individual’s death. The management committee may exercise its discretion to pay all or part of your deferred benefit to a party named in a domestic relations order that is binding on you, provided that such order provides for payments at the same time and in the same form as would have been made to you under the terms of the plan.

Taxes and Withholdings

Any payment under the plan will be subject to withholding of any applicable taxes. If SAI Holdings or AIG should become obligated to make a tax payment with respect to your account, SAI Holdings and AIG will have the right to pay on your behalf.

Amendment and Termination

SAI Holdings may amend or terminate the plan at any time with or without notice. However, no amendment or termination may reduce the amounts credited to your accounts and no amendment or termination may cause the plan to fail to conform to the requirements of Section 409A of the Internal Revenue Code as reasonably determined in the discretion of the management committee.

Administration

A management committee administers the plan. The committee is comprised of at least three individuals employed by AIG or any subsidiary of AIG as selected by SAI Holdings.

The committee will interpret and administer the plan and the deferred compensation agreements and may from time to time establish administrative and operational rules and procedures to carry out the purposes of the plan as the management committee determines in its discretion. The committee’s interpretations and constructions of the plan and the agreements will be binding and conclusive on you, SAI Holdings and AIG. The plan is intended to conform to the requirements of Section 409A of the Internal Revenue Code and will be administered and interpreted accordingly.

DESCRIPTION OF GUARANTEE

The deferred compensation obligations of SAI Holdings will be guaranteed by AIG. If SAI Holdings does not pay your deferred compensation, AIG is obligated to pay your deferred compensation. AIG’s guarantee is full and unconditional which means that there are no circumstances under which SAI Holdings would be required, but AIG would not be required, to pay you and there are no conditions to AIG’s payment obligation beyond SAI Holding’s failure to pay.

AIG’s obligations to make payments under the guarantee will not be secured by any of AIG’s property or assets. Accordingly, you will be one of AIG’s unsecured creditors. AIG’s obligations under the guarantee will rank equally with all other unsecured and unsubordinated indebtedness of AIG.

Holders of secured obligations of AIG will, however, have claims that are prior to your claims under the guarantee with respect to the assets securing those other obligations.

You may enforce AIG’s obligation directly against AIG, and AIG waives any right or remedy to require that any action be brought against SAI Holdings or any other person or entity before proceeding against AIG. AIG’s obligation will not be discharged except by payment of the guarantee in full.

Under the guarantee, upon AIG’s payment of all of the deferred compensation obligations owing to you, AIG shall be substituted in your place as a creditor of SAI Holdings. The guarantee provides that you will agree to take steps to meet reasonable requests by AIG to implement its rights as a creditor.

The guarantee does not include any covenant or restriction on the business of AIG. In particular, the guarantee does not contain any provision that limits or prevents AIG from entering into a merger, consolidation or other business combination or to effect a restructuring.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

This section describes the material federal income tax consequences of participating in the plan and is based on the opinion of Sullivan & Cromwell LLP, counsel to SAI Holdings. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations under the Internal

Revenue Code, published rulings and other administrative guidance and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. You may also be subject to foreign, state, local and other taxes, the consequences of which are not discussed here, in the jurisdiction in which you work and/or reside. Please consult your own tax advisor concerning the federal, state, local and other tax consequences of participating in the plan in light of your particular circumstances.

The following discussion is applicable to you if you are an individual who is a U.S. citizen or resident alien or you are a U.S. entity that uses the cash method of accounting for U.S. federal income tax purposes.

You should not be subject to federal income tax at the time you defer earnings under the plan, and you should not be subject to tax on any amounts credited to your plan accounts until those amounts are distributed or otherwise made available to you. You should realize taxable compensation income in an amount equal to any amount distributed to you, including any appreciation in your fund account, and you should be subject to self-employment taxes on the amounts distributed to you. The payout schedule elected by you may affect the aggregate amount of taxes (including self-employment taxes) payable on the distributed amounts. You should consult with your own tax advisor as to the effect of selecting a particular payout schedule. See “Description of Deferred Compensation Obligations — Payment of Earnings.” SAI Holdings generally should be entitled to a tax deduction for any amounts distributed under the plan at the time of distribution.

You should be aware that your deferrals under the plan are subject to Section 409A of the Internal Revenue Code, which generally governs the taxation of non-qualified deferred compensation. A failure by SAI Holdings to operate the plan in compliance with the requirements of Section 409A could subject you to additional tax and interest.

PLAN OF DISTRIBUTION

The deferred compensation obligations and related guarantee will be offered by each broker/dealer subsidiary of AIG listed under “Description of Deferred Compensation Obligations — Participation” to its eligible employees. No agents, underwriters or dealers will be used in connection with such offering.

VALIDITY OF THE SECURITIES

The validity of the deferred compensation obligations will be passed upon for SAI Holdings by Sullivan & Cromwell LLP, Los Angeles, California. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock. The validity of the guarantee will be passed upon by Kathleen E. Shannon, Esq., Senior Vice President, Secretary and Deputy General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of AIG common stock and currently beneficially owns less than 1% of the outstanding shares of AIG common stock.

EXPERTS

The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

AIG is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). These reports, proxy statements and other information can be inspected and copied at:

SEC Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AIG’s filings are also available to the public through:

•	The SEC web site at http://www.sec.gov

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-3 relating to the securities. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC, which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information included in this prospectus. AIG incorporates by reference the documents below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all the securities are sold. This prospectus is part of a registration statement AIG filed with the SEC.

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2) Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007, March 31, 2007 and September 30, 2007.

(3) Current Reports on Form 8-K filed on November 15, 2007, November 7, 2007, August 8, 2007, June 7, 2007, May 22, 2007, March 16, 2007, March 13, 2007, March 1, 2007 (containing items 8.01 and 9.01), and January 19, 2007.

(4) Current Report on Form 8-K/A filed on December 7, 2007.

(5) Proxy Statement, dated April 6, 2007.

AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS

This prospectus and the documents incorporated herein by reference, as well as other publicly available documents, may include, and AIG’s officers and representatives may from time to time make, projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the status and potential future outcome of the current regulatory and civil proceedings against AIG and their potential effect on AIG’s businesses, financial position, results of operations, cash flows and liquidity, the effect of the credit rating downgrades on AIG’s businesses and competitive position, the unwinding and resolving of various relationships between AIG and Starr International Company, Inc. and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7, Part II, of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Risk Factors in Item 1A., Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in AIG’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2007, June 30, 2007, and March 31, 2007. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.